Exhibit 99.2

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

N E W S  R E L E A S E

Websense Confirms Second Quarter 2009 Results

Company returns to GAAP profitability

SAN DIEGO, July 28, 2009 — Websense, Inc. (NASDAQ: WBSN) today confirmed financial results for the second quarter of 2009 consistent with preliminary results for billings, non-GAAP revenue and non-GAAP earnings per diluted share announced on July 7, 2009. Separately, the company announced that it has expanded its management team with the additions of Art Locke as Senior Vice President and Chief Financial Officer and Didier Guibal as Executive Vice President, Worldwide Sales.

Second Quarter 2009 GAAP Financial Highlights

•	Revenue, calculated in accordance with generally accepted accounting principles (GAAP), increased 9 percent from the second quarter of 2008 to $79.5 million.

•	Operating income was $2.7 million, compared to an operating loss of $8.1 million in the second quarter of 2008.

•	Net income was $3.1 million, or 7 cents per diluted share, compared to a net loss of $8.2 million, or 18 cents per diluted share, in the second quarter of 2008.

Second Quarter 2009 Non-GAAP Financial Highlights

•	Billings, which represent the full amount of subscription contracts billed to customers during the period, totaled $82.2 million, compared to $87.3 million in the second quarter of 2008.

•

International billings were approximately $40.1 million, compared to $46.5 million in the second quarter of 2008. Using the same currency exchange rates that prevailed in the second quarter of 2008, international billings would have been approximately $45.1 million.

•

Non-GAAP revenue of $84.1 million included approximately $4.6 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. Non-GAAP revenue in the second quarter of 2008 was $88.2 million, and included approximately $15.2 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent company.

•	Non-GAAP operating income was $23.5 million, representing 28.0 percent of non-GAAP revenue. This compares to $27.6 million in the second quarter of 2008, representing 31.3 percent of non-GAAP revenue.

•	Non-GAAP net income was $14.5 million, or 32 cents per diluted share, compared to $17.1 million, or 37 cents per diluted share, in the second quarter of 2008.

“Our second quarter billings results reflected two widely divergent buying patterns by our customers. A significant number of our customers were financially distressed and shortened the duration of their contracts and reduced seats under subscription, resulting in lower billings overall. At the same time, many customers with adequate financial resources chose to upgrade to our Web security gateway solutions, including the V10000 appliance, and extend the duration of their contracts,” said Websense Chief Executive Officer Gene Hodges. “Incremental billings associated with the Web security gateway, data loss prevention and hosted security, were up substantially from both the second quarter of 2008 and the first quarter of 2009. Although we expect the global recession to continue to impact our business through at least 2009, our incremental billings performance gives us confidence our product portfolio is competitive and our strategy is aligned with market requirements.”

Quarterly Business Metrics Summary:

Dollars in thousands, except earnings per diluted share, product seats under subscription, average contract value, average contract duration and all percentage metrics.

	Q2’09	Q2’08
Billings	$82,227	$87,291

GAAP revenue	79,464	72,958
GAAP operating income (loss)	2,700	(8,082)
GAAP net income (loss)	3,121	(8,194)
GAAP net income (loss) per diluted share	$0.07	($0.18)

Non-GAAP* revenue	84,101	88,180
Non-GAAP* operating income	23,517	27,637
Non-GAAP* net income	14,465	17,071
Non-GAAP* earnings per diluted share	$0.32	$0.37

Product seats under subscription (millions)	43.6	42.1
International billings (% of total)	49%	53%
Average contract value	$7,300	$7,800
Billings from renewals (% of total)	75-80%	75-80%
Average contract duration (months)	23.2	21.8

*	A detailed description of the company’s non-GAAP financial data appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the table “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Balance Sheet and Operating Cash Flow Metrics

Highlights of the balance sheet and cash flow performance compared to the second quarter of 2008 included:

•	Cash, cash equivalents and restricted cash worldwide of $77.6 million, compared with $65.1 million at the end of the second quarter of 2008.

•	Total GAAP deferred revenue of $321.6 million, an increase of 6 percent compared to $302.5 million at the end of the second quarter of 2008.

•

Non-GAAP deferred revenue of $331.7 million, a decrease of 3 percent compared to non-GAAP deferred revenue of $340.7 million at the end of the second quarter of 2008. Non-GAAP deferred revenue at the end of the second quarter of 2009 included approximately $10.2 million of deferred revenue from SurfControl that was included in SurfControl’s deferred revenue as of the date of the acquisition, but is not included in the company’s GAAP deferred revenue on a post-acquisition basis due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. Non-GAAP deferred revenue at the end of the second quarter of 2008 included $38.1 million of deferred revenue from SurfControl that was included in SurfControl’s deferred revenue as of the date of acquisition, but was written down as of the acquisition date.

•

Accounts receivable of $59.9 million, representing 65 days of sales outstanding. This compares to 68 days outstanding at the end of the first quarter of 2009 and 63 days outstanding at the end of the second quarter of 2008.

•	Cash flow from operations during the second quarter of 2009 of $6.7 million, compared to $5.0 million in the second quarter of 2008.

•	Capital expenditures of $2.7 million in the quarter, compared to $1.7 million in the second quarter of 2008.

During the quarter, the company repurchased a total of approximately 447,000 shares for approximately $7.5 million under a 10b5-1 stock repurchase plan.

Outlook for Fiscal Year 2009 and 2010

Websense updates its annual guidance on its anticipated financial performance for the fiscal year each quarter based on its assessment of the current business environment and historical seasonal trends in its business and prevailing exchange rates between the US dollar and other major currencies. In providing guidance, the company emphasizes that its forward-looking statements are based on current expectations and prevailing currency exchange rates on the date the guidance is provided and disclaims any obligation to update the statements as circumstances change.

2009 Outlook (as of 07/28/09)
Billings	$340 – 350 million
Billings from renewals (% of total)	75 – 80%
GAAP revenue	$318 – 322 million
Non-GAAP revenue	$334 – 338 million
Non-GAAP operating margin	26 – 27%
Stock-based compensation expense	$26 – 28 million
Amortization of intangible assets (non-cash)	approximately $39 million
Net cash interest expense	$5 – 6 million
Non-GAAP earnings per diluted share	$1.23 – 1.27
Estimated Non-GAAP tax rate	33 – 34%
Average diluted shares outstanding	44 – 46 million

Billings guidance for 2009 assumes an average contract duration in the range of 22 to 23 months. GAAP cash flow from operations for the year, including cash severance expenses associated with cost containment actions of approximately $2 million in the third quarter, is now expected to be approximately $80 million, compared to $65.8 million in GAAP cash flow from operations in 2008.

Non-GAAP guidance for 2009 revenue and diluted earnings per share includes approximately $16.1 million in subscription revenue of SurfControl that would have been recognized under subscriptions that were included in deferred revenue as of the date of the acquisition that will not be recognized as revenue during the applicable period as revenue on a post acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

Additionally, non-GAAP revenue for the third quarter of 2009 is expected to decline by approximately $1 to $2 million from second quarter 2009 non-GAAP revenue. Non-GAAP revenue for the fourth quarter of 2009 is expected to be approximately equal to third quarter non-GAAP revenue.

For 2010, the company believes it has the potential to generate substantial growth in non-GAAP earnings per diluted share compared to 2009 non-GAAP earnings per diluted share, assuming the company generates 2009 billings within the current guidance range. The forecasted range will be published with the final fourth quarter 2009 results.

Conference Call

Management will host a conference call and simultaneous webcast to discuss the final results today, July 28, at 2:00 p.m. Pacific time. To participate in the conference call, investors should dial 877-741-4244 (domestic) or 719-325-4824 (international) ten minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s Web site through September 30, 2009, and a taped replay of the call will be available for one week at 719-457-0820 or 888-203-1112, passcode 1160646.

Non-GAAP Financial Measures

This news release provides financial measures for the second quarter of 2009, including measures for revenue, gross margin, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the second quarter of 2009 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, second quarter GAAP operating results exclude certain cash and non-cash expenses relating to the company’s acquisitions, including amortization of intangible assets and deferred financing fees, restructuring costs relating to facility closures, integration travel, and professional fees, as well as stock based compensation expense and related tax effects. Based on the foregoing, the company’s presentation of non-GAAP revenue, gross margin, operating expenses, income from operations, net income and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the second quarter and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this news release.

This news release also provides guidance for the fiscal year 2009 and 2010, including guidance for revenue, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the full year 2009 and 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

This news release also includes financial measures for billings for the second quarter and for guidance for the fiscal year 2009 that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in news releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll-forwards of deferred revenue for the second quarter of 2009 are set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection™ for approximately 44 million product seats under subscription. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

Websense is a registered trademark of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

Follow Websense on Twitter: http://www.twitter.com/websense.

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, our guidance and financial outlook for the company’s 2009 and 2010 fiscal years, and statements about our technology and product leadership, growth trends and expense management, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenue	$79,464	$72,958	$160,444	$139,942
Cost of revenues:
Cost of revenues	9,166	8,587	17,742	17,454
Amortization of acquired technology	3,257	3,081	6,513	6,153

Total cost of revenues	12,423	11,668	24,255	23,607

Gross margin	67,041	61,290	136,189	116,335
Operating expenses:
Selling and marketing	41,614	44,338	81,446	87,159
Research and development	12,690	13,198	25,533	26,658
General and administrative	10,037	11,836	21,038	24,689

Total operating expenses	64,341	69,372	128,017	138,506

Income (loss) from operations	2,700	(8,082)	8,172	(22,171)
Interest expense	(1,747)	(2,941)	(3,959)	(7,373)
Other (expense) income, net	(3)	1,113	355	1,004

Income (loss) before income taxes	950	(9,910)	4,568	(28,540)
(Benefit) provision for income taxes	(2,171)	(1,716)	5,742	(14,109)

Net income (loss)	$3,121	$(8,194)	$(1,174)	$(14,431)

Basic net income (loss) per share	$0.07	$(0.18)	$(0.03)	$(0.32)

Diluted net income (loss) per share	$0.07	$(0.18)	$(0.03)	$(0.32)

Basic common shares	44,384	45,208	44,603	45,299

Diluted common shares	44,857	45,208	44,603	45,299

Financial Data:
Total deferred revenue	$321,563	$302,541	$321,563	$302,541

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$75,764	$64,310
Cash and cash equivalents - restricted	1,803	2,673
Accounts receivable, net	59,928	82,032
Prepaid income taxes	3,973	3,723
Current portion of deferred income taxes	32,608	33,125
Other current assets	10,409	9,029

Total current assets	184,485	194,892
Property and equipment, net	16,232	14,312
Intangible assets, net	86,810	106,493
Goodwill	374,232	374,410
Deferred income taxes, less current portion	24,436	21,092
Deposits and other assets	3,319	3,933

Total assets	$689,514	$715,132

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,121	$2,719
Accrued compensation and related benefits	18,662	19,087
Other accrued expenses	25,883	28,440
Current portion of income taxes payable	9,743	8,010
Current portion of senior secured term loan	11,217	4,112
Current portion of deferred tax liability	315	1,053
Current portion of deferred revenue	212,466	220,607

Total current liabilities	283,407	284,028
Income taxes payable, less current portion	12,846	10,098
Senior secured term loan, less current portion	98,783	120,888
Deferred tax liability, less current portion	8,658	10,523
Deferred revenue, less current portion	109,097	112,157
Other long term liabilities	1,513	2,617

Total liabilities	514,304	540,311
Stockholders’ equity:
Common stock	527	522
Additional paid-in capital	315,576	299,657
Treasury stock, at cost	(174,935)	(159,842)
Retained earnings	36,763	37,937
Accumulated other comprehensive loss	(2,721)	(3,453)

Total stockholders’ equity	175,210	174,821

Total liabilities and stockholders’ equity	$689,514	$715,132

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Six Months Ended
	June 30, 2009	June 30, 2008
Operating activities:
Net loss	$(1,174)	$(14,431)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,495	31,490
Share-based compensation	12,563	12,175
Deferred income taxes	(5,904)	(30,964)
Unrealized loss (gain) on foreign exchange	189	(71)
Tax shortfall from stock option exercises	1,621	678
Changes in operating assets and liabilities:
Accounts receivable	20,962	14,817
Other assets	(2,062)	(1,761)
Accounts payable	1,815	(1,660)
Accrued compensation and related benefits	(492)	(8,772)
Other liabilities	(1,599)	(5,293)
Deferred revenue	(11,200)	16,582
Income taxes payable	2,629	11,119

Net cash provided by operating activities	42,843	23,909

Investing activities:
Change in restricted cash and cash equivalents	913	(1,240)
Purchase of property and equipment	(6,137)	(4,109)
Purchase of intangible assets	—	(940)
Cash refunded from PortAuthority acquisition	—	147
Cash received from sale of CyberPatrol assets	—	1,400
Purchases of marketable securities	—	(20,160)
Maturities of marketable securities	—	39,963

Net cash (used in) provided by investing activities	(5,224)	15,061

Financing activities:
Principal payments on senior secured term loan	(15,000)	(35,000)
Proceeds from exercise of stock options	2,194	720
Proceeds from issuance of common stock for stock purchase plan	2,787	2,903
Tax shortfall from stock option exercises	(1,621)	(678)
Purchase of treasury stock	(14,648)	(9,998)

Net cash used in financing activities	(26,288)	(42,053)

Effect of exchange rate changes on cash and cash equivalents	123	512
Increase (decrease) in cash and cash equivalents	11,454	(2,571)
Cash and cash equivalents at beginning of period	64,310	66,163

Cash and cash equivalents at end of period	$75,764	$63,592

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
GAAP Revenue	$79,464	$72,958	$160,444	$139,942
Deferred revenue related to SurfControl acquisition (1)	4,637	15,222	10,122	34,777

Non-GAAP Revenue	$84,101	$88,180	$170,566	$174,719

GAAP Gross margin	$67,041	$61,290	$136,189	$116,335
Deferred revenue related to SurfControl acquisition (1)	4,637	15,222	10,122	34,777
Amortization of acquired technology (3)	3,036	2,942	6,072	5,885
Restructuring and integration related items (4)	—	303	4	866
Stock-based compensation (2)	392	316	691	677

Gross margin adjustment	8,065	18,783	16,889	42,205

Non-GAAP Gross margin	$75,106	$80,073	$153,078	$158,540

GAAP Operating expenses	$64,341	$69,372	$128,017	$138,506
Amortization of other intangible assets (3)	(6,590)	(9,365)	(13,181)	(18,729)
Restructuring and integration related items (4)	(135)	(1,882)	(221)	(5,179)
Stock-based compensation (2)	(6,027)	(5,689)	(11,872)	(11,496)

Operating expense adjustment	(12,752)	(16,936)	(25,274)	(35,404)

Non-GAAP Operating expenses	$51,589	$52,436	$102,743	$103,102

GAAP Income (loss) from operations	$2,700	$(8,082)	$8,172	$(22,171)
Gross margin adjustment	8,065	18,783	16,889	42,205
Operating expense adjustment	12,752	16,936	25,274	35,404

Non-GAAP Income from operations	$23,517	$27,637	$50,335	$55,438

GAAP Net income (loss)	$3,121	$(8,194)	$(1,174)	$(14,431)
Gross margin adjustment	8,065	18,783	16,889	42,205
Operating expense adjustment	12,752	16,936	25,274	35,404
Amortization of deferred financing fees (5)	150	325	589	1,365
Impact of favorable tax ruling (6)	—	—	—	(2,682)
Income tax effect on the above items (7)	(9,623)	(10,779)	(10,348)	(28,666)

Non-GAAP Net income	$14,465	$17,071	$31,230	$33,195

GAAP Net income (loss) per share	$0.07	$(0.18)	$(0.03)	$(0.32)
Non-GAAP adjustments as described above per share, net of tax (1-7)	0.25	0.55	0.72	1.05

Non-GAAP Net income per share	$0.32	$0.37	$0.69	$0.73

GAAP Diluted common shares	44,857	45,208	44,603	45,299
Effect of dilutive securities (8)	—	369	393	377

Non-GAAP Diluted common shares	44,857	45,577	44,996	45,676

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, stock-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1)	Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscription) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.
(2)	Stock-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with SFAS 123(R). When evaluating the performance of our business and developing short and long-term plans, we do not consider stock-based compensation charges. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of SFAS 123(R) on our operating results.
(3)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
(4)	Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions that have resulted in costs associated with severance, benefits, excess facilities, integration travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.
(5)	Amortization of deferred financing fees. This is a non-cash charge that can vary significantly in size and frequency depending on the optional prepayments we make on our senior secured term loan and, therefore, are disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.
(6)	Impact of favorable tax ruling. During the first quarter of 2008, we received a favorable state tax ruling regarding unrecognized state income tax benefits. Because the impact is non-recurring, we excluded the impact when presenting non-GAAP financial measures.
(7)	Income tax effect on the above items. This amount adjusts the provision (benefit) for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.
(8)	Effect of dilutive securities. The effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since we have non-GAAP net income.

Websense, Inc.

Rollforward of GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP deferred revenue balance at March 31, 2009	$318,800
Net billings during second quarter 2009	82,227
Less GAAP revenue recognized during second quarter 2009	(79,464)

GAAP deferred revenue balance at June 30, 2009	$321,563

Websense, Inc.
Rollforward of Non-GAAP Deferred Revenue
(Unaudited and in thousands)

Non-GAAP deferred revenue balance at March 31, 2009	$333,617
Net billings during second quarter 2009	82,227
Less Non-GAAP revenue recognized during second quarter 2009	(84,101)

Non-GAAP deferred revenue balance at June 30, 2009	$331,743

Websense, Inc.
Reconciliation of GAAP to Non-GAAP Deferred Revenue
(Unaudited and in thousands)

GAAP deferred revenue balance at June 30, 2009	$321,563
Addback: Deferred revenue related to SurfControl acquisition	10,180

Non-GAAP deferred revenue balance at June 30, 2009	$331,743